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                         April 28, 2023

       Yunhao Chen
       Chief Financial Officer
       Dogness (International) Corporation
       Tongsha Industrial Estate, East District
       Dongguan, Guangdong 523217
       People's Republic of China

                                                        Re: Dogness
(International) Corporation
                                                            Form 20-F for the
Year Ended June 30, 2022
                                                            Filed September 30,
2022
                                                            File No. 001-38304

       Dear Yunhao Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Manufacturing